August 1, 2016

Giggles N’ Hugs, Inc.

10250 Santa Monica Blvd., Suite 155

Los Angeles, CA 90067

Re: Registration Statement on Form S-8 (“Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel for Giggles N’ Hugs, Inc., a Nevada corporation (the “Company”), in connection with the registration of 20,000,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”) pursuant to the Giggles N’ Hugs, Inc. 2016 Equity Incentive Plan (the “Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable.

As to all matters of law, this opinion letter is based solely upon the applicable provisions of the State of Nevada’s Private Corporations statutory provisions (Chapter 78 of the Nevada Revised Statutes, as amended) (“NRS Chapter 78”), but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level. As used herein, “NRS Chapter 78” includes the statutory provisions contained therein; any applicable provisions of the Nevada Constitution; and any applicable reported judicial decisions interpreting these laws. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Libertas Law Group, Inc.

/s/ Mark Abdou
By:	Mark Abdou
Its:	Partner

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